EXHIBIT 4.6

Caesars Entertainment, Inc.

Harrah's Entertainment, Inc.

and

Harrah's Operating Company, Inc.

Floating Rate Contingent Convertible Senior Notes due 2024

Second Supplemental Indenture

Dated as of June 13, 2005

To the

Indenture dated as of April 7, 2004, as amended on November 4, 2004

U.S. Bank National Association,
as Trustee

        THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 13, 2005 (this "Supplemental Indenture"), is among Caesars Entertainment, Inc., a Delaware corporation ("Caesars"), Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), Harrah's Operating Company, Inc., a Delaware corporation and the direct, wholly owned subsidiary of Harrah's ("Harrah's Operating"), and U.S. Bank National Association, as trustee (the "Trustee").

W I T N E S S E T H:

        WHEREAS, Caesars and the Trustee executed and delivered an Indenture, dated as of April 7, 2004 (the "Original Indenture"), providing for the issuance of Caesars Floating Rate Contingent Convertible Senior Notes due 2024 (the "Securities");

        WHEREAS, Caesars and the Trustee executed a First Supplemental Indenture dated as of November 4, 2004 (the "First Supplemental Indenture," and the Original Indenture as amended and supplemented hereby, the "Indenture") in order to cure certain ambiguities, omissions and inconsistencies with respect to Sections 10.14 and 10.01(a)(v) of the Indenture;

        WHEREAS, pursuant to Section 9.01(a) of the Indenture, Caesars and the Trustee may amend or supplement the Indenture to comply with Article 5 or Section 10.11 of the Indenture, and pursuant to Section 9.01(c) of the Indenture, Caesars and the Trustee may amend or supplement the Indenture to make any other change that does not adversely affect the rights of any Holder in any material respect;

        WHEREAS, Caesars has entered into a merger agreement with Harrah's and Harrah's Operating, dated as of July 14, 2004 (the "Merger Agreement"), pursuant to which the parties thereto have agreed that, upon satisfaction of the conditions set forth in the Merger Agreement, Caesars will merge with and into Harrah's Operating, with Harrah's Operating as the surviving corporation (the "Merger"), and Caesars stockholders will receive the Merger Consideration (as defined below);

        WHEREAS, Section 5.01(a) and Section 10.11 require Caesars, Harrah's and Harrah's Operating to execute and deliver to the Trustee this Supplemental Indenture as a result of the Merger, and, accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.01(a) of the Indenture referred to above;

        WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

        NOW THEREFORE, THIS INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

        Section 1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. Unless the context otherwise requires, all references to the Indenture shall mean the Indenture as amended and supplemented hereby.

        Section 2.    Amendments to the Indenture.

        From and after the time at which the Merger becomes effective in accordance with the Delaware General Corporation Law (the "Effective Time"), Caesars, Harrah's, Harrah's Operating and the Trustee hereby agree as follows:

        (a)   Section 1.01 of the Indenture is amended to include the following definitions:

        "Effective Time" means the time at which the Merger became effective in accordance with the Delaware General Corporation Law.

        "Merger" means the merger of Caesars Entertainment, Inc., with and into Harrah's Operating Company, Inc., with Harrah's Operating Company, Inc. being the surviving corporation, pursuant to that certain merger agreement, dated as of July 14, 2004, among Caesars Entertainment, Inc., Harrah's Operating Company, Inc. and Harrah's Entertainment, Inc.

        "Parent" means Harrah's Entertainment, Inc., a Delaware corporation, until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors.

        "Parent's Board of Directors" means either the board of directors of the Parent or any duly authorized committee of such board of directors authorized to act for it with respect to this Indenture.

        (b)   The following definitions in Section 1.01 of the Indenture are amended and restated in their entirety to read as follows:

        "Common Stock" shall mean shares of the Parent's Common Stock, $0.10 par value per share, as they exist at the Effective Time, or any other shares of Capital Stock of the Parent into which the Common Stock shall be reclassified or changed."

        "Company" means Harrah's Operating Company, Inc. until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors."

        "Conversion Price" means, as of the Effective Time, $68.65 per share of Common Stock, subject to the adjustments described in 10.05 hereof."

        (c)   Section 1.02 of the Indenture is amended and restated in its entirety to read as follows:

        "Section 1.02.  Other Definitions.

Term	Defined in Section
Acceleration Notice	6.02(a	)
Act	1.05(a	)
Agent Members	2.12(e	)
Authenticating Agent	2.02
Change in Control Repurchase Date	3.09(a	)
Change in Control Repurchase Notice	3.09(c	)
Change in Control Repurchase Price	3.09(a	)
Company Change in Control Repurchase Notice	3.09(b	)
Company Repurchase Notice	3.08(b	)
Consolidated Net Tangible Assets	6.01
Conversion Agent	2.03
Conversion Date	10.02(a	)
Conversion Value	10.14(a	)
Depositary	2.01(b	)
Determination Date	10.14(b	)
DTC	2.01(b	)
Event of Default	6.01
Ex-Dividend Date	10.01(c	)
Expiration Time	10.05(d	)
Global Security	2.01(b	)
Legal Holiday	11.08
Net Share Amount	10.14(b	)
Net Shares	10.14(b	)

Non-recourse Debt	6.01
Paying Agent	2.03
Pre-Dividend Sale Price	10.05(e	)
Principal Return	10.14(b	)
Principal Value Conversion	10.01(a	)
Purchased Shares	10.05(d	)
QIB	2.06(e	)
Quarter	10.01(a	)
Redemption Price	3.01(a	)
Registrar	2.03
Repurchase Date	3.08(a	)
Repurchase Notice	3.08(a	)
Repurchase Price	3.08(a	)
Rule 144A Information	4.06
Stockholder Rights Plan	10.05(f	)
Ten Day Average Closing Stock Price	10.14(a	)
Transaction Conversion Period	10.01(a	)
Transfer Restricted Securities	2.06(e	)

"

        (d)   Section 10.01(a)(iv)(B) of the Indenture is amended and restated in its entirety to read as follows:

        "  (B)    a distribution to all holders of Common Stock of cash or other assets, evidences of Parent indebtedness, rights or warrants to purchase or subscribe for Capital Stock or other securities of the Parent, where the fair market value of such distribution per share of Common Stock (as determined by the Parent's Board of Directors, whose determination shall be conclusive evidence of such fair market value) exceeds 10% of the Common Stock Price on the Trading Day immediately preceding the date such distribution was first publicly announced;"

        (e)   Section 10.01(a)(v) of the Indenture is amended and restated in its entirety to read as follows:

        "(v)  if the Company or the Parent is party to a consolidation, merger, share exchange, sale of all or substantially all of its properties and assets or other similar transaction, in each case pursuant to which the Common Stock is subject to conversion into cash, securities or other property, from and after the effective date of such transaction until and including the date that is 15 days after the effective date of such transaction (the "Transaction Conversion Period")."

        (f)    Section 10.02(a) of the Indenture is amended in its entirety to read as follows:

        "(a)  To convert a Security, a Holder must (i) if the Security is in definitive form, complete and manually sign the irrevocable conversion notice on the back of the Security and deliver such notice to the Conversion Agent, (ii) if the Security is in definitive form, surrender the Security to the Conversion Agent, (iii) if the Security is in definitive form, furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (iv) pay any transfer or other tax, if required by Section 10.03 and (v) if the Security is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Applicable Procedures. The later of (x) the date on which the Holder satisfies all of the foregoing requirements and (y) the Determination Date is the "Conversion Date." As promptly as practicable after the Conversion Date and in any event within four Business Days thereof, the Company and the Parent shall deliver to the Holder through the Conversion Agent (1) to the extent applicable, cash in the amount calculated in accordance with

Section 10.14, (2) the number of whole shares of Common Stock issuable upon the conversion and (3) cash in lieu of any fractional shares pursuant to Section 10.14."

        (g)   Section 10.04 of the Indenture is amended to read in its entirety as follows:

        "Section 10.04.    Parent To Provide Stock.    The Parent shall, prior to issuance of any Securities hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of all outstanding Securities into shares of Common Stock. The certificates representing the shares of Common Stock issued upon conversion of Transfer Restricted Securities shall bear a legend substantially in the following form:

    "THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, OR THE "SECURITIES ACT", AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

    THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF HARRAH'S ENTERTAINMENT, INC. (THE "COMPANY") THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

        The Parent covenants that all shares of Common Stock delivered upon conversion of the Securities shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim.

        The Parent will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Securities, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted."

        (h)   Section 10.05 of the Indenture is amended in its entirety to read as follows:

        "Section 10.05.    Adjustment of Conversion Price.    The Conversion Price shall be adjusted (without duplication) from time to time by the Company and the Parent as follows:

        (a)   In case the Parent shall (i) pay a dividend or other distribution in shares of Common Stock to all holders of Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares or (iii) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price shall be adjusted so that the Holder of any Security thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or been entitled to receive had such Security been converted immediately prior to the happening of such event. For the purposes of calculating the Conversion Price adjustment pursuant to this Section 10.05(a), Holders of a Security shall be treated as if they had the right to convert the Security solely into Common Stock at the then applicable Conversion Price. An adjustment made pursuant to this Section 10.05(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.

        (b)   In case the Parent shall issue to all holders of Common Stock rights, warrants or options entitling such holders (for a period commencing no earlier than the date of distribution and expiring not more than 60 days after the date of distribution) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the average Common Stock Price for the 10 Trading Days immediately preceding the date the distribution of such rights, warrants or options was first publicly announced by the Parent, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such issue by a fraction,

            (i)  the numerator of which shall be the number of shares of Common Stock outstanding on such date of public announcement, plus the number of shares which the aggregate subscription or purchase price for the total number of shares of Common Stock offered by the rights, warrants or options so issued (or the aggregate conversion price of the convertible securities offered by such rights, warrants or options) would purchase at such average Common Stock Price, and

           (ii)  the denominator of which shall be the number of shares of Common Stock outstanding on such date of public announcement plus the number of additional shares of Common Stock offered by such rights, warrants or options (or into which the convertible securities so offered by such rights, warrants or options are convertible);

provided that no adjustment will be made if Holders of the Securities may participate in the transaction on a basis and with notice that the Parent's Board of Directors determines to be fair and appropriate.

        Such adjustment shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights, warrants or options are exercisable not all rights, warrants or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been upon application of the foregoing adjustment substituting the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued) for the total number of shares of Common Stock offered (or convertible securities offered).

        (c)   In case the Parent shall distribute to all holders of Common Stock any shares of Capital Stock of the Parent (other than Common Stock) or evidences of its indebtedness, other securities or other assets, or shall distribute to all holders of Common Stock, rights, warrants or options to subscribe for or purchase any of its securities (excluding (i) those rights, options and warrants referred to in Section 10.05(b); (ii) those dividends, distributions, subdivisions and combinations referred to in Section 10.05(a); and (iii) those dividends and distributions paid in cash referred to in Section 10.05(e)), then in each such case the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction,

          (i)    the numerator of which shall be the Market Price on the record date for the determination of holders of Common Stock entitled to receive such distribution less the fair market value on such record date (as determined by the Parent's Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Capital Stock or evidences of indebtedness, securities or assets so distributed or of such rights, warrants or options, in each case applicable to one share of Common Stock, and

          (ii)   the denominator of which shall be the Market Price on such record date,

such adjustment to become effective immediately after the record date for such distribution; provided, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, the distribution such Holder would have received had such Holder converted its Security solely into Common Stock at the then applicable Conversion Price immediately prior to the record date for such distribution; provided, further, that no adjustment will be made if Holders of the Securities may participate in the transaction on a basis and with notice that the Parent's Board of Directors determines to be fair and appropriate.

        (d)   In case the Parent or any Subsidiary of the Parent makes a payment to Holders of Common Stock in respect of a tender or exchange offer other than an odd-lot offer, for the Parent's Common Stock to the extent that the offer involves aggregate consideration that, together with any cash and the Fair Market Value of any other consideration payable in respect of any tender or exchange offer by the Parent of any of its Subsidiaries for shares of the Parent's Common Stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 12.5% of the market capitalization of the Parent's Common Stock on the expiration date of the tender offer, the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the expiration time of such tender or exchange offer (the "Expiration Time") by a fraction,

            (i)    the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Common Stock Price on the Trading Day next succeeding the Expiration Time, and

            (ii)   the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Common Stock Price on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Parent is obligated to purchase shares pursuant to any such tender or exchange offer, but the Parent is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.

        (e)   In case the Parent shall declare a cash dividend or cash distribution to all of the holders of Common Stock, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by a fraction,

              (i)  the numerator of which shall be the average of the Common Stock Price for the three consecutive Trading Days ending on the Trading Day immediately preceding the record date for such dividend or distribution (the "Pre-Dividend Sale Price"), minus the full amount of such cash dividend or cash distribution applicable to one share of Common Stock, and

             (ii)  the denominator of which shall be the Pre-Dividend Sale Price,

such adjustment to become effective immediately after the record date for such dividend or distribution; provided no adjustment to the Conversion Price or the ability of a Holder of a Security to convert will be made if the Parent provides that Holders of Securities will participate in the cash dividend or cash distribution without conversion; provided further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted its Security immediately prior to the record date for such cash dividend or cash distribution at the Conversion Rate and for the Conversion Value in effect at such time. If such cash dividend or cash distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

        (f)    If the rights provided for in the Parent's Rights Agreement dated as of October 5, 1996 (as amended from time to time, the "Stockholder Rights Plan"), have separated from the Common Stock in accordance with the provisions of the Stockholder Rights Plan so that the Holders of the Securities would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Securities, the Conversion Price will be adjusted as provided in Section 10.05(c) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, the Parent may amend the Stockholder Rights Plan to provide that upon conversion of the Securities the Holders will receive, in addition to the cash and Common Stock issuable upon such conversion, the rights such Holder would have received had such holder converted its Security solely into Common Stock at the then applicable Conversion Price and the rights had not become separated from the Common Stock under the Stockholder Rights Plan. To the extent that the Parent adopts any future rights plan, upon conversion of the Securities, Holders will receive, in addition to the cash and Common Stock issuable upon such conversion, the rights under the future rights plan in respect of the shares of Common Stock such Holder would have received had such holder converted its Security solely into Common Stock at the then applicable Conversion Price, whether or not the rights have separated from the Common Stock at the time of conversion, and no adjustment to the Conversion Price will be made in connection with any distribution of rights thereunder.

        (g)   In any case in which this Section 10.05 shall require that an adjustment be made immediately following a record date established for purposes of this Section 10.05, the Parent may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 10.09) issuing to the holder of any Security converted after such record date the cash, shares of Common Stock and other Capital Stock of the Parent issuable upon such conversion over and above the cash, shares of Common Stock and other Capital Stock of the Parent issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the cash and shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

        (h)   Before taking any action which would cause an adjustment decreasing the Conversion Price so that the shares of Common Stock issuable upon conversion of the Securities would be issued for less than the par value of such Common Stock, the Parent will take all corporate action which may be necessary in order that the Parent may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price."

        (i)    The second paragraph of Section 10.06 of the Indenture is amended in its entirety to read as follows:

        "No adjustment need be made upon the issuance of Common stock under any present or future employee benefits plan or program of the Parent."

        (j)    Section 10.07 of the Indenture is amended in its entirety to read as follows:

        "Section 10.07.  Equivalent Adjustments.  If, as a result of an adjustment made pursuant to Section 10.05 above, the Holder of any Security thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Parent other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any Securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article 10."

        (k)   Section 10.08 of the Indenture is amended in its entirety to read as follows:

        "Section 10.08.  Adjustment for Tax Purposes.  The Parent shall be entitled to make such reductions in the Conversion Price, in addition to those required by Section 10.05, as the Parent's Board of Directors in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or other securities, or distributions of securities convertible into or exchangeable for stock hereafter made by the Parent to its holders of Common Stock shall not be taxable to such holders."

        (l)    Section 10.10 of the Indenture is amended in its entirety to read as follows:

        "Section 10.10.  Notice of Certain Transactions. In case:

        (a)   the Parent shall declare a dividend (or any other distribution) on the Common Stock; or

        (b)   the Parent shall authorize the granting to the holders of Common Stock of rights, warrants or options to subscribe for or purchase any share of any class or any other rights, warrants or options; or

        (c)   of any reclassification of the Common Stock of the Parent (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, merger, or share exchange to which the Parent is a party and for which approval of any holders of Common Stock is required, or of the sale or transfer of all or substantially all of the properties and assets of the Parent; or

        (d)   of the voluntary or involuntary dissolution, liquidation or winding-up of the Parent;

the Company and the Parent shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Securities at its address appearing on the list provided for in Section 2.05, as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, share exchange, transfer, dissolution, liquidation or winding-up."

        (m)  Section 10.11 of the Indenture is amended in its entirety to read as follows:

        "Section 10.11.  Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege. If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (ii) any consolidation, combination, merger or share exchange to which the Company or the Parent is a party other than a merger in which the Company and/or the Parent is the resulting or surviving corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company or the Parent, then the Company and the Parent, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that (i) during the Transaction Conversion Period, the Holder of each Security then outstanding shall have the right to convert such Security into the kind and amount of cash, securities or other property receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such Security solely into Common Stock at the then applicable Conversion Price immediately prior to such reclassification, change, consolidation, merger, share exchange, sale or conveyance; provided that, if the holders of Common Stock have a right of election as to the kind or amount of cash, securities or other property receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance, the Holder of each Security then outstanding shall have the right to elect to convert such Security (based on the number of shares of Common Stock deliverable upon conversion of such Security solely into Common Stock) into the kind and amount of cash, securities or other property receivable by a holder of Common Stock that exercised such election or the kind and amount of cash, securities or other property receivable by a holder of Common Stock that did not exercise such election on the same basis as the holders of the Common Stock , and (ii) after the Transaction Conversion Period (x) the Securities shall be convertible into the common stock of the surviving entity of such reclassification, change, consolidation, merger, share exchange, sale or conveyance (or the parent of such entity, if the holders of Common Stock received the parent's common stock in such reclassification, change, consolidation, merger, share exchange, sale or conveyance) as and to the extent convertible into the Common Stock in this Article 10; (y) such common stock shall be the basis for determining the Conversion Value pursuant to Section 10.01, Section 10.14 and the Securities (with the initial Conversion Rate in respect of such common stock equal to the then-existing Conversion Rate multiplied by the number of shares (or fraction thereof) of such common stock issuable for each share of Common Stock in such transaction, assuming conversion of the Securities entirely into Common Stock, and the initial Conversion Price in respect of such common stock equal to the then-existing Conversion Price divided by such number of shares (or fraction thereof)); and (z) such common stock shall be subject to all adjustments contemplated by this Article 10. Such supplemental indenture shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article 10. If, in the case of any such consolidation, merger, share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of Capital Stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Securities as the board of directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 10.11 shall similarly apply to successive consolidations, mergers, share exchanges, sales or conveyances. Notwithstanding the foregoing, a distribution by the Parent to all or substantially all holders of Common Stock for which an adjustment to the Conversion Price or provision for conversion of the Securities may be made pursuant to Section 10.05 shall not be deemed to be a sale or conveyance of all or substantially all of the properties and assets of the Parent for purposes of this Section 10.11.

        In the event the Company and the Parent shall execute a supplemental indenture pursuant to this Section 10.11, the Company shall promptly file with the Trustee an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and an Officers' Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or other property receivable by Holders of the Securities upon the conversion of their Securities after any such reclassification, change, consolidation, merger, share exchange, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

        (n)   Section 10.13 of the Indenture is amended in its entirety to read as follows:

        "Section 10.13.  Voluntary Reduction.  The Parent from time to time may reduce the Conversion Price by any amount for any period of time if such period is at least 20 Trading Days or such longer period as may be required by law and if the reduction is irrevocable during such period; if the Parent's Board of Directors determines, in good faith, that such decrease would be in the best interests of the Parent; provided that in no event may the Conversion Price be less than the par value of a share of Common Stock. Any such determination by the Parent's Board of Directors shall be conclusive."

        (m)  Section 10.14(a) of the Indenture is amended in its entirety to read as follows:

        "(a)  Subject to certain exceptions described in Sections 10.01(a)(iii) and 10.01(a)(iv), Holders tendering the Securities for conversion shall be entitled to receive, upon conversion of such Securities, cash and, if applicable, shares of Common Stock, the value of which (the "Conversion Value") shall be equal to the product of:

            (i)  (A) the aggregate principal amount of Securities to be converted divided by 1,000 multiplied by (B) the then applicable Conversion Rate; and

           (ii)  the average of the Common Stock Prices for the ten consecutive Trading Days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second Trading Day immediately following the day the Securities are tendered for conversion (the "Ten Day Average Closing Stock Price"); provided that if the shares of Common Stock are not listed on The New York Stock Exchange, then the Ten Day Average Closing Stock Price shall be determined by the Company by reference to the Common Stock Price as reported by NASDAQ.

        (n)   Section 10.15 of the Indenture is amended in its entirety to read as follows:

        "Section 10.15.  Simultaneous Adjustments.  In the event that this Article 10 requires adjustments to the Conversion Price under more than one of Sections 10.05(a) and (c), and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 10.05(c), as applicable, and, second, the provisions of Section 10.05(a). If more than one event requiring adjustment pursuant to Section 10.05 shall occur before completing the determination of the Conversion Price for the first event requiring such adjustment, then the Parent's Board of Directors (whose determination shall, if made in good faith, be conclusive) shall make such adjustments to the Conversion Price (and the calculation thereof) after giving effect to all such events as shall preserve for Holders the Conversion Price protection provided in Section 10.05."

        (o)   The portion of Section 11.02 of the Indenture that begins with "if to the Company" and ends immediately prior to "if to the Trustee" is amended in its entirety to read as follows:

        "if to the Company or the Parent, to:

    Harrah's Entertainment, Inc.
    Harrah's Operating Company, Inc.
    One Harrah's Court
    Las Vegas, Nevada 89119
    Attention: General Counsel
    Facsimile No.: (702) 407-6286"

        Section 3.    Assumption Agreement.

        From and after the Effective Time, pursuant to Sections 5.01 of the Indenture, the Company hereby agrees to assume all of the obligations of Caesars under the Indenture and the Securities.

        Section 4.    Conversion upon Merger.    Pursuant to Sections 10.01(a)(v) and 10.11 of the Indenture, from the Effective Time through the date that is 15 days thereafter, the Holder of each Security shall have the right to convert such Security into the kind and amount of Merger Consideration receivable upon the Merger by a holder of the number of shares of common stock of Caesars Entertainment, Inc. deliverable upon conversion of such Security solely into shares of common stock of Caesars Entertainment, Inc. at the then applicable Conversion Price immediately prior to the Merger. Upon conversion, such Holder shall have the right to designate whether such Holder will receive the Merger Consideration payable in respect of an Electing Share or a Non-Electing Share.

        The capitalized terms used above in this Section 4 and not defined in the Indenture or the recitals to this Supplemental Indenture have the following meanings:

        "Electing Share" has the meaning given to such term in Section 2.01 of the Merger Agreement.

        "Merger Consideration" has the meaning given to such term in Section 2.01(c) of the Merger Agreement.

        "Non-Electing Share" has the meaning given to such term in Section 2.01(c) of the Merger Agreement.

        Section 5.    Ratification and Effect.    Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to "this Indenture", "hereunder", "hereof" or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

        Section 6.    Governing Law.    THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED AND AMENDED HEREBY, AND THE SECURITIES WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

        Section 7.    Counterpart Originals.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 8.    The Trustee.    The recitals in this Supplemental Indenture shall be taken as the statements of Caesars, Harrah's and Harrah's Operating, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.

        (Signatures on following page)

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed in New York, New York as of the date first written above.

CAESARS ENTERTAINMENT, INC., as the "Company" prior to the Merger

By:	/s/ WESLEY D. ALLISON
Name:	Wesley D. Allison
Title:	Senior Vice President, Controller and Interim Chief Financial Officer
HARRAH'S OPERATING COMPANY, INC., as the "Company" from and after the Merger

By:	/s/ STEPHEN H. BRAMMELL
Name:	Stephen H. Brammell
Title:	Senior Vice President, General Counsel and Corporate Secretary
HARRAH'S ENTERTAINMENT, INC., as the "Parent" from and after the Merger
By:	/s/ STEPHEN H. BRAMMELL
Name:	Stephen H. Brammell
Title:	Senior Vice President, General Counsel and Corporate Secretary

U.S. Bank National Association, as "Trustee"
By:	/s/ RICHARD H. PROKOSCH
Name:	Richard H. Prokosch
Title:	Vice President